Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into as of the 1st day of October, 2023 (the “Effective Date”), by and between Tingo Group, Inc. a Delaware corporation (the “Company”) and Amir Ayalon, an individual (“Consultant”), collectively referred to herein as the “Parties” or individually as a “Party.”

RECITALS

WHEREAS, the Company desires to engage Consultant to perform the services described in Exhibit A attached hereto (collectively, the “Services”) for the Group (as defined below) and Consultant has agreed to perform such Services, in accordance with the terms and conditions contained herein.

WHEREAS, Consultant will invoice the Company for the Services commencing on the date that Consultant has relocated to his future principal place of residence.

NOW THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the Parties hereto agree as follows:

1. Term.

The Company hereby engages Consultant to provide the Services for a term of two (2) years, commencing as of the Effective Date (“Initial Term”). The Initial Term of this Agreement will automatically extend for successive one-year periods following the expiration of the Initial Term (each such one-year period a “Renewal Term”), unless the Company provides written notice of non-renewal to Consultant at least sixty (60) days prior to the date of the expiration of the Initial Term or any Renewal Term (a “Non-Renewal Notice”). Any such Non-Renewal Notice shall constitute a termination without Cause (as defined below). The Initial Term and any Renewal Term are collectively referred to herein as the “Term.”

2. Duties; Other Engagements.

2.1 During the Term of this Agreement, Consultant shall provide the Services for the Company and for other controlled or wholly-owned subsidiaries of the Company, including any subsidiaries of any such subsidiary (collectively, the “Group” and individually, a “Group Member”) as Group Chief Financial Officer. Consultant’s duties and authorities will consist of all duties and authority customarily performed and held by persons holding equivalent positions in companies similar in nature and size to the Company, as indicated on Exhibit A, or as such duties and authority are reasonably defined, modified and delegated from time to time by the Chief Executive Officer of the Company. Consultant will report to the Chief Executive Officer and the Board of Directors. Consultant hereby acknowledges that Consultant has a fiduciary responsibility and duty of loyalty to the Group hereunder.

2.2 The duties and Services to be performed by Consultant hereunder shall be substantially rendered at Consultant’s home office in Israel or Cyprus, at the discretion of Consultant. In addition, Consultant shall travel from time to time on the Group’s business incident to the performance of Consultant’s duties. Consultant will observe and adhere to all applicable written Group policies and procedures adopted from time to time, such as they now exist or that are hereafter supplemented, amended, modified or restated. Notwithstanding the foregoing, Consultant shall be entitled to provide services to other persons and otherwise attend to other engagements, and Consultant shall be entitled to serve in an Consultant capacity for third parties unrelated to the Group (all such activities without deduction of any remuneration payable hereunder) so long as any such services, engagements, or Consultant undertakings do not substantially interfere with Consultant’s performance of services to the Group or violate Consultant’s obligations under this Agreement.

3. Compensation and Benefits.

During the Term, the Company shall pay Consultant, and Consultant accepts as full compensation for all Services rendered hereunder, the following compensation and benefits:

3.1. Base Consulting Fee. The Company shall pay Consultant a Base Consulting Fee equal to Five Hundred Thousand Dollars (USD $500,000.00) per year (the “Base Consulting Fee”) payable in cash or freely tradeable shares. Such Base Consulting Fee shall be paid to Consultant monthly in arrears or as otherwise agreed in writing between the Parties.

3.2. Salary Increase. Consultant’s Base Consulting Fee shall be adjusted on the yearly anniversary of the commencement of the Term by use of an increase in the CPI (as defined below), but in any case, shall not be less than five percent (5%) per year:

(a) Consultant’s annual Base Consulting Fee payable hereunder shall be adjusted by the increase, if any, in the U.S. Consumer Price Index (“CPI”) on the anniversary date of this Agreement.

(b) The new annual Base Consulting Fee payable pursuant to Section 3.2 shall be calculated as follows: the Base Consulting Fee payable for the first year of this Agreement shall be multiplied by a fraction, the numerator of which shall be the CPI of the calendar month during which the adjustment is to take effect, and the denominator of which shall be the CPI for the calendar month of the commencement of the Term. The sum so calculated shall constitute the “New Annual Base Consulting Fee” hereunder, but in no event shall such New Annual Base Consulting Fee be less than one hundred five percent (105%) of the Base Consulting Fee payable for the year preceding the date of the fee adjustment pursuant to the preceding sentence. Each successive year shall be calculated as set forth in this paragraph (b), except that the New Annual Base Consulting Fee shall be substituted for the Base Consulting Fee payable for the first year in subsequent years.

(c) In the event the compilation and/or publication of the CPI is transferred to any other governmental department, bureau or agency or is discontinued, then the index most nearly the same as the CPI shall be used to make such calculations.

3.3. Annual Bonus. Consultant will be eligible for an annual cash bonus at a target payout level of 100% of Base Consulting Fee per fiscal year (the “Target Bonus,” as modified pursuant to the next sentence), based upon Consultant’s ability to meet or exceed the targeted expectations applicable to his position or other operational and financial criteria to be determined jointly with Consultant and the Chief Executive Officer, but in no event shall the Target Bonus be less than Two Hundred Thousand Dollars ($200,000). Consultant’s Target Bonus amount may be increased, but not decreased, by the Board in its sole discretion. For partial fiscal years of service, any annual bonus that Consultant may receive will be pro-rated based on the number of days Consultant was employed during such fiscal year. The Target Bonus shall be payable in the calendar year following the calendar year in which the performance objectives for such Target Bonus are measured, but no later than March 15 of such following calendar year.

3.4. Equity Incentives.

(a) The Company shall grant to Consultant the various equity incentives (individually, an “Award” and collectively, “Awards”) in an amount consistent with other similarly situated senior executives of the Group, with such vesting terms and other conditions as determined by the Compensation Committee of the Board, but in no event shall any such Award or grant be less than $2.5 million on an annual basis.

(b) Without limiting the foregoing, Consultant shall be able to participate in future Awards of equity incentives offered to senior executives of the Company and its subsidiaries, including the Group, on such terms and conditions that are as favorable to Consultant as to such other executives. All Awards of equity incentives granted to Consultant hereunder, if made pursuant to a compensation or incentive plan, shall be governed by the respective compensation or incentive plans under which such Awards were granted, and shall vest according to the terms and conditions set forth in the relevant grant documents.

3.5. Health Insurance Contribution. The Company shall provide, at its expense, complete family health insurance coverage for Consultant and his family, not to exceed One Thousand Dollars (USD $1,000.00) per month.

3.6. Other Benefits. Consultant shall be eligible to participate in health and welfare benefit plans and programs (including, for the avoidance of doubt, fringe and retirement benefits) that are generally available to senior executives of the Company and its subsidiaries, including the Group (“Benefit Plans”), subject to the terms and conditions of such plans.

4. Business Expenses.

The Company shall promptly reimburse Consultant for all authorized out-of-pocket business expenses necessarily and reasonably incurred on behalf of the Company in connection with the performance of Consultant’s duties hereunder, in accordance with the general policy of the Group in effect from time to time, provided that Consultant furnishes to the Company adequate records and other documentary evidence required by all federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such business expense as a deduction on the federal or state income tax returns of the Company.

5. Termination of Consultancy.

5.1. Termination for Cause. The Company may terminate this Agreement for “Cause,” where “Cause” means any of the following: (i) violation by Consultant of any agreement between Consultant and the Group or any law relating to non-competition, trade secrets, inventions, non-solicitation, non-disparagement or confidentiality; (ii) Consultant’s material breach of any of the terms, covenants, representations, or warranties contained in this Agreement (except where such breach or default is due to Consultant becoming Disabled, as described in Section 5.6, and which shall be governed by Section 5.6), which has not been cured within thirty (30) days of written notice thereof to Consultant; (iii) Consultant’s material violation of any written policies or procedures of the Group; (iv) Consultant’s gross negligence, dishonesty or willful misconduct which materially and negatively affects the business or reputation of any Group Member; (v) Consultant’s conviction of or pleading nolo contendere to a crime of moral turpitude (other than a traffic-related offense that is unrelated to drugs or alcohol); or (vi) an act of fraud, embezzlement or the misappropriation of property by Consultant.

The existence of a condition constituting Cause shall be determined exclusively by the Board or its designee. Consultant shall not be deemed to have been terminated for Cause unless and until Consultant has been given written notice detailing the specific Cause event and a period of thirty (30) business days following receipt of such notice from the Company to cure the deficiency leading to the Cause determination (except with respect to (vi) above), if curable.

5.2. Voluntary Termination by Consultant. Consultant may voluntarily terminate this Agreement upon sixty (60) days’ written notice to the Company. The Company, in its sole discretion, may relieve Consultant of Consultant’s active duties at any time during such notice period. The Company may also waive such notice, and/or set an earlier termination date upon receipt of such notice, in which event this Agreement will terminate on the earlier termination date, and no pay in lieu of notice will be due.

5.3. Termination Without Cause by the Company. The Company may terminate this Agreement without Cause, other than due to Consultant becoming Disabled (as defined below), upon written notice to Consultant. Termination of this Agreement without Cause will be effective on the date of termination specified by the Company in such written notice.

5.4. Resignation for Good Reason. Consultant may terminate this Agreement for “Good Reason,” where “Good Reason” means, subject to the notice and cure provisions below, any of the following: (i) a material reduction in Consultant’s Base Consulting Fee then in effect unless such decrease is part of a temporary, uniform reduction in compensation for all executive officers of the Group that is undertaken in the Board’s reasonable business judgment, based on the Group’s financial performance or a reasonably anticipated economic downturn; (ii) a material reduction in Consultant’s Target Bonus opportunity; (iii) a material diminution in Consultant’s authority, duties or responsibilities; (v) an involuntary change in title such that Consultant is no longer serving in the same capacity on behalf of the Company; (vi) a material relocation of Consultant’s principal work location that is in excess of fifty (50) miles from Consultant’s principal work location; (vii) any other action or inaction that constitutes a material breach by the Company of this Agreement, or (viii) the failure of the Company to secure directors and officers liability insurance coverage or a sinking fund allocated to indemnification of such directors and officers of at least $20 million within six months of the Effective Date; provided however, that the amount of any such sinking fund will be increased commensurate with the increase in the market value of the Company’s shares. For purposes of this Section 5.4 “material reduction” means a reduction in excess of 10%.

A resignation by Consultant shall not be treated as for Good Reason unless: (i) Consultant provides written notice to the Company of the circumstances(s) giving rise to a Good Reason condition without Consultant’s consent within thirty (30) days of Consultant having knowledge of the initial existence of such circumstance(s), (ii) the Company fails to cure the applicable circumstance(s) within thirty (30) days after receipt of such written notice, and (iii) Consultant voluntarily terminates this Agreement no later than thirty (30) days following the end of such cure period.

5.5. Termination Due to Death. Consultant’s engagement under this Agreement will terminate upon the death of Consultant.

5.6. Termination Due to Disability. If Consultant becomes Disabled, the Company may terminate this Agreement. Consultant agrees that if Consultant becomes Disabled, Consultant will be unable to perform the essential functions of Consultant’s position and that there would be no reasonable accommodation which would not constitute an undue hardship to the Company. Consultant’s termination due to his becoming Disabled will be effective immediately upon Consultant’s receipt of written notice of such termination from the Company. For purposes of this Section, “Disabled” means Consultant is unable to perform the Services in the ordinary course, as determined by the Company in accordance with the then-current procedures utilized by the Company, and that such inability continues for a period of at least three (3) consecutive months (or for shorter periods totaling more than four (4) months during any period of twelve (12) consecutive months).

5.7. Termination Due to Non-Renewal by the Company. The Company may terminate this Agreement by providing a Non-Renewal Notice, as described in Section 1 of this Agreement. Consultant’s termination due to non-renewal will be effective at the end of the Initial Term or Renewal Term in which such notice is given.

5.8. Simultaneous Termination of Director/Officer Positions. Upon the effective date of termination of Consultant’s engagement, for any reason whatsoever, Consultant will be deemed to have voluntarily resigned from any office Consultant may hold as a director and/or officer of any Group Member. The Company is hereby irrevocably authorized to appoint a nominee to act on Consultant’s behalf to execute all documents and do all tasks necessary to effectuate this subsection.

6. Payments Due Upon Termination.

6.1. Payments Due Upon Termination for Cause by the Company or Voluntary Resignation by Consultant. If the Company terminates this Agreement for Cause pursuant to Section 5.1 above or Consultant voluntarily resigns pursuant to Section 5.2 above, the Company shall have no obligation to Consultant, except:

(a) the Company shall pay Consultant no later than the end of the then-current month any accrued and unpaid Base Consulting Fee;

(b) the Company shall pay Consultant any other earned but unpaid amounts due as of Consultant’s termination date, or additional payments, awards, or benefits, if any, which Consultant is eligible to receive pursuant to the terms of any applicable Benefit Plan; and

(c) Consultant shall be entitled to all post-termination benefits required under applicable law.

The payments set forth in Sections 6.1(a)-(c) are collectively referred to herein as “Accrued Compensation.”

6.2. Payments Due Upon Termination Due to Death or Disability. If this Agreement is terminated due to death pursuant to Section 5.5 above, or if the Company terminates this Agreement due to disability pursuant to Section 5.6 above, the Company shall have no obligation to Consultant except that:

(a) the Company shall pay Consultant any Accrued Compensation;

(b) the Company shall pay Consultant any earned but unpaid prior year bonus, which bonus, if any, shall be paid on the last day of the month following the effective date of the General Release (as defined below);

(c) the Company shall pay Consultant a prorated portion of the annual bonus (if any) for the year in which Consultant’s termination of his consultancy occurs, which shall be determined by multiplying Consultant’s annual bonus, determined based on actual performance, by a fraction, the numerator of which is the number of days during which Consultant was engaged by the Company in the calendar year in which the termination date occurs and the denominator of which is 365 (a “Pro-Rata Bonus”). The Pro-Rata Bonus, if any, shall be paid on the last day of the month following the effective date of the General Release;

6.3. Payments Due Upon Termination Without Cause by the Company or Resignation for Good Reason by Consultant. If the Company terminates this Agreement without Cause pursuant to Section 5.3 above (other than a termination due to disability pursuant to Section 5.6 or if Consultant resigns for Good Reason pursuant to Section 5.4 above (provided that Consultant satisfies the timing requirements set forth in such section), the Company shall have no obligation to Consultant except:

(a) the Company shall pay Consultant any Accrued Compensation;

(b) the Company shall pay Consultant any earned but unpaid prior year bonus, which bonus, if any, shall be paid within five (5) business days following the effective date of the General Release;

(c) the Company shall pay Consultant, subject to Section 6.5 below, an aggregate amount equal to 1x the sum of Consultant’s then current Base Consulting Fee and Target Bonus, payable in a lump sum on the last day of the month following the effective date of the General Release; and

(d) the Company shall pay Consultant the full annual equity Awards granted and not paid for the year in which such termination occurs, as well as the remainder of all previously unissued Awards, if any.

6.4. Payments Due Upon Termination due to Non-Renewal of this Agreement. If the Company terminates this Agreement by providing Consultant with a Non-Renewal Notice pursuant to Sections 1 and 5.7 above, the effective date of Consultant’s termination shall be the last day of the applicable Initial Term or Renewal Term in which notice is given. Prior to the effective date of Consultant’s termination, Consultant shall continue to be paid his Base Consulting Fee in accordance with the Company’s customary payment practices as may be in effect from time to time during the term of this Agreement. On or after the effective date of Consultant’s termination, the Company shall have no obligation to Consultant, except:

(a) the Company shall pay Consultant any Accrued Compensation;

(b) the Company shall pay Consultant any earned but unpaid prior year bonus, which bonus, if any, shall be paid on the last day of the month following the effective date of the General Release;

(c) the Company shall pay Consultant, subject to Section 6.5 below, an aggregate amount equal to 1x the sum of Consultant’s then current Base Consulting Fee and Target Bonus, payable in a lump sum on the last day of the month following the effective date of the General Release.

6.5. Release. Consultant shall not be entitled to receive any of the payments or benefits set forth in Section 6 (except any Accrued Compensation), and said payments and benefits shall be forfeited without further action by the Company, unless Consultant (or if applicable, Consultant’s beneficiaries and/or estate) executes a general release of the Company, its affiliates, and their directors, officers, employees and agents from all claims of any kind whatsoever, including those arising out of Consultant’s consultancy or termination thereof, in a form satisfactory to the Company (a “General Release”) and, on or prior to the 60th day following the date of Consultant’s termination (or such shorter period as set forth therein), such General Release becomes effective and irrevocable in accordance with the terms thereof. With respect to any of the payments or benefits pursuant to this Section 6 considered by the Company in good faith to be deferred compensation under Section 409A of the Code (as defined below) and to the extent Section 409A of the Code applies to Consultant, any amounts that would otherwise be payable during the 60-day period in the absence of the preceding General Release requirement shall be payable and effective on the 60th day after the termination of this Agreement.

7. Covenant Not to Compete.

7.1. Covenant. Consultant acknowledges that his services are of a special, unique, and extraordinary value to the Group and that he has access to the Group’s trade secrets, Confidential Information, and strategic plans of the most valuable nature. Accordingly, Consultant hereby agrees that, during the Term and the two (2) year period following the termination of this Agreement, Consultant will not directly or indirectly compete (as defined in Section 7.2 below) with the Group in any geographic area in which the Group does or has done business, and will not (i) induce or attempt to induce any employee or consultant of the Company or any Group Member to leave the employ of the Group or in any way interfere with the relationship between the Company or any Group Member and any employee or consultant thereof, (ii) hire directly or through another entity any person who was an employee or consultant of any Group Member at any time during the six month period preceding the termination of Consultant’s consultancy hereunder, (iii) induce or attempt to induce any customer, supplier, licensee, or other business relation of any Group Member to cease doing business with the Group, or in any way interfere with the relationship between any such customer, supplier, licensee, or business relation and any Group Member, or (iv) authorize or assist in the taking of any of the foregoing actions by any third party.

7.2. Direct and Indirect Competition. As used herein, the phrase “directly or indirectly compete” shall include owning, managing, operating or controlling, or participating in the ownership, management, operation or control of, or being connected with or having any interest in, as a stockholder, director, officer, employee, agent, consultant, assistant, advisor, sole proprietor, partner or otherwise, any business (other than the Group’s) involved in any other business which is the same as or competitive with any business hereafter conducted by the Group; provided, however, that this prohibition shall not apply to ownership of less than one percent (1%) of the voting stock in companies whose stock is traded on a national securities exchange or in the over-the-counter market.

7.3. Enforceability. If any provision of this Section is held unenforceable, the remaining provisions shall nevertheless remain enforceable, and the court making such determination shall modify, among other things, the scope, duration, or geographic area of this Section to preserve the enforceability hereof to the maximum extent then permitted by law. In addition, the enforceability of this Section is also subject to the injunctive and other equitable powers of a court as described in Section 11 below.

8. Confidentiality.

8.1. Confidential Information. Consultant acknowledges that during the Term, Consultant will develop, discover, have access to, and become acquainted with technical, financial, marketing, personnel, and other information relating to the present or contemplated products, services (including prices, costs, sales, or content), or the conduct of business of any Group Member, computer programs, computer systems, operations, processes, knowledge of the organization or the industry, research and development operations, future business plans, customers (including identities of customers and prospective customers, identities of individual contracts at business entities which are customers or potential customers), business relationships, or other information, which is of a confidential and proprietary nature that is not in the public domain (“Confidential Information”). Consultant agrees that all files, data, records, reports, documents, and the like relating to such Confidential Information, whether prepared by him or otherwise coming into Consultant’s possession, shall remain the exclusive property of the Group, and Consultant hereby agrees to promptly disclose such Confidential Information to the Company upon request and, to the extent not owned by the Company by operation of law, hereby assigns to the Company the copyright and related rights and any other intellectual property rights in any part of the world for the full term thereof which Consultant may acquire in any Confidential Information and hereby waives any moral right that Consultant may have in any copyright work produced by him in the course of his consultancy by the Company during the Term. Consultant further agrees not to disclose or use any Confidential Information and to use Consultant’s best efforts to prevent the disclosure or use of any Confidential Information during period of his consultancy or at any time thereafter, except as may be necessary in the ordinary course of performing Consultant’s duties under this Agreement. Upon termination of this Agreement for any reason, Consultant shall promptly deliver to the Company all materials, documents, data, equipment, and other physical property of any nature containing or pertaining to any Confidential Information, and Consultant shall not take from the Company's premises any such material or equipment or any reproduction thereof.

8.2. Permitted Reports and Disclosures. Notwithstanding anything in this Agreement to the contrary, Consultant understands that: (i) Consultant may report possible violations of federal, state or local law or regulation, including alleged criminal conduct or alleged unlawful practices, to any governmental agency or entity or to law enforcement, and may make other disclosures that are protected under federal, state and local law or regulation; (ii) Consultant may participate in a proceeding with any federal, state or local government agency enforcing discrimination laws; (iii) Consultant may make truthful statements and disclosures required by law, regulation, or legal process; and (iv) Consultant may request and receive confidential legal advice. Consultant also understands that nothing in this Agreement requires Consultant to obtain prior authorization from the Company to make any such reports or disclosures to any governmental agency or entity or to notify the Company that Consultant has made such reports or disclosures. Moreover, Consultant understands that Consultant may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either director or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Without prior authorization of the Company, however, the Company does not authorize Consultant to disclose to any third party (including any government official or any attorney Consultant may retain) any communication and/or document that is covered by the Company’s attorney-client privilege.

8.3. Defend Trade Secrets Act Notices. The Company provides notice to Consultant pursuant to the Defend Trade Secrets Act of 2016 that:

(a) An individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and

(b) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

9. Assignment of Certain Intellectual Property Rights.

Consultant agrees to assign to the Company (or any other Group member, as applicable) any and all intellectual property rights including patents, trademarks, copyrights and business plans or systems developed, authored or conceived by Consultant, whether alone or jointly, while employed by and relating to the business of the Company or any other Group Member. Consultant agrees to cooperate with the Group to perfect ownership rights thereof in the Group. This agreement does not apply to an invention for which no equipment, supplies, facility, trade secret information or Confidential Information was used and which was developed entirely on Consultant’s own time, unless: (i) the invention relates to the business of the Group or to actual or anticipated research or development of the Group; or (ii) the invention results from any work performed by Consultant for the Group.

10. Indemnification and Insurance.

The Company shall provide Consultant, as an executive officer of the Company, an indemnification undertaking to the fullest extent permissible under Delaware law. Without limiting the foregoing, the Company shall use its best efforts to procure a comprehensive directors and officers liability insurance policy that includes Consultant as a named insured.

11. Non-Disparagement.

During Consultant’s consultancy and following the termination of this Agreement for any reason, Consultant shall not knowingly make any disparaging or defamatory statements, whether written or oral, regarding the Group, or any of its officers, directors, or employees. Neither the Group Members nor any directors or Consultant officers thereof shall at any time knowingly make any disparaging or defamatory statements, whether written or oral, regarding Consultant.

12. Equitable Remedies.

The Parties agree and acknowledge that any breach by either Party of certain provisions of this Agreement, including without limitation Sections 7 through 10 above, would cause irreparable harm to the other Party for which damages at law would be an inadequate remedy. Accordingly, the Parties agree that in any such instance the non-breaching Party shall be entitled to seek injunctive or other equitable relief in addition to any other remedy to which it may be entitled.

13. Binding Agreement; Assignment.

This Agreement is binding upon and shall inure to the benefit of Consultant’s heirs, executors, administrators or other legal representatives, upon the successors of the Company and upon any entity into which the Company merges or consolidates. Consultant may assign this Agreement to a personal service company owned and controlled by Consultant. The Company may assign or otherwise transfer this Agreement and all of its rights, duties, obligations, or interests under it to any successor to all or substantially all of its assets; provided however, that upon such assignment or transfer, any such successor will be deemed to be substituted for the Company for all purposes; provided further, that no such assignment shall relieve the Company from its obligations to Consultant hereunder including, without limitation, Section 10 above. Except as set forth in the preceding sentences, this Agreement is not assignable or delegable in whole or in part by either Party without the written consent of the other Party, to be withheld in such other Party’s sole discretion.

14. Amendment and Modification.

Neither Consultant nor the Company may modify, amend, or waive the terms of this Agreement other than by a written instrument signed by Consultant and the Company. Either Party’s waiver of the other Party’s compliance with any specific provision of this Agreement is not a waiver of any other provision of this Agreement or of any subsequent breach by such Party of a provision of this Agreement. No delay on the part of any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof.

15. Entire Agreement.

This Agreement constitutes the full and complete understanding and agreement of the Parties hereto with respect to the subject matter covered herein and supersedes all prior oral or written negotiations, commitments, agreements, and writings between the Company and Consultant and expresses the entire agreement between the Parties with respect to Consultant’s consultancy by the Company. All such other negotiations, commitments, agreements, and writings will have no further force or effect, and the Parties to any such other negotiation, commitment, agreement, or writing will have no further rights or obligations thereunder.

16. Interpretation.

This Agreement will be interpreted without reference to any rule or precept of law that states that any ambiguity in a document be construed against the drafter.

17. Consultant Acknowledgment.

Consultant acknowledges that Consultant is entering into this Agreement knowingly and voluntarily. Consultant further acknowledges that Consultant has had adequate opportunity to review this Agreement and consult with counsel of Consultant’s own choosing. Consultant represents that Consultant has read and understands this Agreement, Consultant is fully aware of this Agreement’s legal effect and has not acted in reliance upon any statements made by the Group other than those set forth in writing in the Agreement.

18. Withholding.

The Company may deduct and withhold from any amounts payable to Consultant under this Agreement such federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation. The Company and Consultant shall cooperate in good faith to not withhold taxes at the source, so long as such approach is reasonably supported by applicable law and agreed by the Parties in advance prior to making any payment to Consultant.

19. Not an Employee. The Parties agree that Consultant, and the partners and employees of Consultant are not employees of the Company or the Group and, as such, save as required by law, there will be no deductions for any statutory withholdings such as income tax, unemployment insurance or Worker’s Compensation, or FICA (Social Security and Medicare taxes). Specifically, and without limitation, the Parties further agree as follows:

19.1. Right to Perform Services for Others. As an independent contractor, Consultant shall have the right to perform services for others during the term of this Agreement or any extension thereof, provided such services are not in conflict with the Services to be performed under this Agreement. Consultant shall be responsible for providing his own separate equipment, supplies, and office facilities to perform the Services hereunder;

19.2. Right to Control and Direct. Consultant has the sole right to control and direct the means, manner, and method by which the Services required by this Agreement will be performed;

19.3. Not Location or Time-Specific. Consultant has the right to perform the Services required by this Agreement at any place, location, or time, with the exception that Consultant may be required to travel to Israel or Nigeria to perform his duties hereunder;

19.4. No Training. Neither Consultant nor Consultant’s employees or contract personnel shall receive any training from the Company in the skills necessary to perform the Services required by this Agreement.

20. Severability.

If any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain in full force and effect. The invalid or unenforceable term or provision will be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. Any prohibition or finding of unenforceability as to any provision of this Agreement in any one jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

21. Attorney’s Fees.

In the event that a Party to this Agreement shall bring any action against another Party at law or in equity to enforce any term, covenant, or condition of this Agreement, the prevailing Party in such action shall be entitled to recover all costs and expenses, including reasonable attorneys’ fees and costs and the costs of any dispute resolution proceedings (including but not limited to those incurred in or relating to any and all trial and appellate proceedings), incurred by such Party in connection with such action. This section will survive termination of this Agreement for any reason.

22. Governing Law; Venue.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws. Each of the Parties submits to the jurisdiction of the courts sitting in New York City, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding shall be heard and determined exclusively in such courts.

23. Notices.

Any notice required hereunder to be given by either Party shall be in writing and shall be delivered personally or sent by certified or registered mail, postage prepaid, or by private courier, with written verification of delivery, or by email or facsimile transmission to the other Party to the address or telephone number set forth below or to such other address or telephone number as either Party may designate from time to time according to this provision. A notice delivered personally shall be effective upon receipt. A notice sent by email or facsimile transmission shall be effective forty-eight hours after the dispatch thereof. A notice delivered by mail or by private courier shall be effective on the third day after the day of mailing.

to the Company at:	to Consultant at:

Attn: Corporate Secretary	Attn: Amir Ayalon
TINGO GROUP, INC.
28 West Grand Avenue, Suite 3
Montvale, NJ 07645
UNITED STATES OF AMERICA
email:	email:

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IN WITNESS WHEREOF, the Company and Consultant have each caused this Agreement to be executed in their personal capacity or by their duly authorized representative, to be effective as of the Effective Date. This Agreement may be executed in counterparts, each of which may be deemed an original, but together shall constitute one and the same instrument.

(“The Company”)

TINGO GROUP, INC.	CONSULTANT

Amir Ayalon

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EXHIBIT A TO CONSULTING AGREEMENT

DESCRIPTION OF SERVICES

Consultant shall serve as Chief Financial Officer of the Company and the Group and shall devote a substantial portion of his time, attention and abilities during normal business hours to performing or fulfilling such duties and responsibilities that the CEO or the Board may prescribe including, but not limited to, the following duties and responsibilities, subject to such limitations under applicable federal, state, or securities laws or under such other limitations as the CEO or the Board may impose from time to time:

(a) to carry out duties in connection with the day-to-day participation in financial and corporate affairs of the Company and its subsidiaries;

(b) to make and update regular forecasts, budgets, projections and management reports concerning the Company and each of its businesses;

(c) to manage and interact with internal and external finance teams, including the Company’s external independent auditors and internal controls auditors;

(d) to ensure timely production and filing of all reports required by the Company to be filed pursuant to the requirements of the Securities Exchange Act of 1934 or applicable Nasdaq rules;

(e) to assist the Group in securing debt and equity capital, interacting with banks, brokers, financial intermediaries, and investors;

(f) to make regular periodic reports to the CEO or the Board as and when requested from time to time;

(g) exercise such other powers and perform such other duties as may from time to time be assigned to Consultant by resolution of the Board or as are incident to the offices or titles given to Consultant, subject to the requirements of applicable corporate law and the charter and operating agreement of the Company and each subsidiary of the Company;

(h) to use his best efforts to establish business and strategic relationships for the Group; and

(i) to seek out and facilitate the completion of acquisitions, financings, and other accretive transactions that, in the reasonable opinion of Consultant, will enhance the Group’s value.

TINGO GROUP, INC.	CONSULTANT

Amir Ayalon
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